Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK AND IDENTIPHI ANNOUNCE MERGER AGREEMENT

Merger Expected to Strengthen Position in Enterprise Security Solutions Market by Combining

Rich Technology Portfolio with Established and Growing Distribution Channels

KIRKLAND, WA and AUSTIN, TX – September 4, 2007 – Saflink Corporation (OTC Bulletin Board: SFLK), a leading provider of solutions designed to verify identity, secure access and increase productivity, and IdentiPHI, Inc., a privately held provider of enterprise security solutions and consulting services, jointly announced today that they have entered into a definitive merger agreement under which Saflink and IdentiPHI will combine into a single, publicly held company.

Under the terms of the merger agreement, Saflink will acquire all of the outstanding shares of IdentiPHI in a stock-for-stock transaction where all of the outstanding shares of IdentiPHI common stock will be exchanged for an aggregate of 614,981,516 shares of Saflink common stock. Upon completion of the merger, the former security holders of IdentiPHI would hold approximately 75 percent of Saflink’s common stock and the security holders of Saflink would continue to hold the remaining 25 percent of Saflink’s common stock. The merger agreement has been unanimously approved by both companies’ boards of directors and by IdentiPHI’s stockholders. The merger is subject to customary closing conditions, including the approval of Saflink’s stockholders, and is expected to close by the end of 2007.

Following the completion of the merger, the combined company will operate as IdentiPHI, Inc. with its headquarters in Austin, Texas. The existing management teams will combine as a result of the merger with Steve Oyer, who took on the role of interim CEO with Saflink last September, to serve as Chairman and CEO of the combined company, and Peter Gilbert, current IdentiPHI CEO, as Vice Chairman and Senior Vice President of Sales and Marketing. From the IdentiPHI management team, John Atkinson will serve as President and Mark Norwalk as CTO for the combined company, while from the Saflink team, Jeff Dick will serve as the CFO and Brian Wilchusky as Vice President of Marketing.

The seeds of the merger were sown following the successful collaboration on the sale of Saflink’s market-leading biometric middleware product lines — SAFsolution® and SAFmodule® — to IdentiPHI earlier this year. Subsequently, IdentiPHI was able to upgrade and seamlessly integrate this technology into its security software suite and has begun an aggressive global sales and marketing campaign. This merger brings together IdentiPHI’s reputation as a trusted provider of “best in class” enterprise security solutions to major computer manufacturers, integrators and customers with Saflink’s biometric security, smart card and cryptographic technologies and related patent portfolio. The combined resources create a powerful and flexible platform to launch additional integrated biometric and security solutions into the commercial and government markets.

“Our strategy over the last ten months has remained consistent and clear — stabilize Saflink’s financial condition, restructure our businesses and find the best way to monetize our core technology portfolio. This merger is the culmination of these efforts,” said Steve Oyer, CEO of Saflink. “I expect the combination with IdentiPHI to provide a unique alchemy of world class sales and distribution infrastructure, state of the art security software expertise and proprietary products and technology that will be a winning combination for the customers, stockholders and employees of both companies. I appreciate the vote of confidence and significant opportunity that IdentiPHI’s shareholders along with Peter Gilbert and the management team have given to me when they asked me to lead the organization. I look forward to working with this exceptional team and believe we are poised to capitalize on the tremendous growth of security initiatives worldwide.”

Peter Gilbert, CEO of IdentiPHI, added, “With the growth of our business over the last few years we believe the combination of the two companies is the next logical step to accomplish our strategic objectives. As a public company we believe we will have the liquidity, transparency and access to the capital markets to provide us with the resources to continue the trajectory we have been on. By uniting Saflink’s strong portfolio of complementary intellectual property with our current solutions, we have the opportunity to create competitive advantages within the marketplace and the ability to get them to customers through our established distribution relationships.” Mr. Gilbert continued, “In addition to the strategic advantages of the merger, Steve Oyer’s steady hand at Saflink during its transition was a critical factor in our decision to pursue this transaction. I strongly believe the combined company will benefit from his leadership as we continue to exploit the enormous growth potential in the enterprise security arena.”

Saflink will hold a conference call to discuss this announcement and other recent events at 4:30 pm EDT on Thursday, September 6, 2007. Saflink may provide forward-looking information on this call. To listen to the conference please call 1-888-694-4676, domestically, or 973-582-2737, internationally. A recording of the call will be available on the Investors page of the Saflink website for thirty days after the call.

About Saflink

Saflink Corporation offers biometric security, smart card and cryptographic technologies that help protect intellectual property and control access to secure facilities. Saflink security technologies are key components in identity assurance management solutions that allow administrators and security personnel to positively confirm a person’s identity before access is granted. Saflink cryptographic technologies help to ensure that sensitive information is accessed only by the intended recipient(s). For more information, please visit http://www.saflink.com or call 800-762-9595.

About IdentiPHI

Headquartered in Austin Texas, IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services. Comprised of experienced partners and thought-leaders in the industry, IdentiPHI is setting the standard for what companies are looking for in security solution. IdentiPHI provides flexible tools that meet or exceed current legislation requirements to strengthen identity management and authentication systems. We are defining security technology to meet the evolving challenges of today’s fast-paced business needs. For more information please call our toll free line at 888-436-8744, or visit http://www.identiphi.net.

NOTE: “Saflink” is a registered trademark of the Saflink Corporation. “SAFsolution” and SAFmodule” are registered trademarks of IdentiPHI, Inc.

This release contains information about our management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors. Some of these factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market, and those included in our annual report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.

SAFLINK MEDIA CONTACT:

Sterling Communications, Inc.

Katie James

(206) 388-5758

kjames@sterlingpr.com

SAFLINK INVESTOR RELATIONS CONTACT:

Investor Awareness, Inc.

Tony Schor

(847) 945-2222

tony@investorawareness.com

IDENTIPHI MEDIA CONTACT:

John Atkinson

(703) 945-1720

jatkinson@identiphi.net